Consent of Independent Registered Public Accounting Firm

Manas Petroleum Corporation (An Exploration Stage Company)
Nevada

We hereby consent to the incorporation by reference in the reoffer prospectus constituting a part of this Registration Statement of our report dated March 17, 2010, relating to the consolidated financial statements of Manas Petroleum Corporation appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 2009. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the reoffer prospectus.

Zurich, June 8, 2010

BDO Visura International AG

/S/ Andreas Wyss
Andreas Wyss
Auditor in Charge

/s/ Christoph Tschumi
Christoph Tschumi